EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36266 (Form S-8) of Infinite Group, Inc. of our report, dated March 31, 2015, on the consolidated financial statements as of and for the years ended December 31, 2014 and 2013, appearing in this Annual Report on Form 10-K of Infinite Group, Inc. for the year ended December 31, 2014.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York
March 31, 2015